Exhibit 21.1

LIST OF SUBSIDIARIES

The following is a list of wholly-owned subsidiaries of Trinity Place Holdings Inc.:

Filene’s Basement, LLC (DE)
TPHGreenwich Holdings LLC (DE)
TPH IP LLC (DE)

The following is a list of wholly-owned subsidiaries of TPHGreenwich Holdings LLC:

TPHGreenwich Owner LLC (DE)
TPH Forest Hill LLC (DE)
TPH Merrick LLC (DE)
TPH Route 17 LLC (DE)